                                                                    EXHIBIT 99.1




                                COMPANY CONTACT:
                                Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlab.com) Director, Investor
                                Relations ATRIX
                                LABORATORIES, INC.
                                (970) 482-5868
                                http://www.atrixlabs.com

                                INVESTOR RELATIONS FIRM:
                                Robert Jaffe (rjaffe@pondel.com)
                                PONDEL WILKINSON MS&L
                                (310) 207-9300


                ATRIX NAMES COLLAGENEX NEW MARKETER OF ATRIDOX(R)

      - NEGOTIATES RETURN OF MARKETING RIGHTS FROM BLOCK DRUG CORPORATION -

FORT COLLINS, CO (AUGUST 27, 2001) -- ATRIX LABORATORIES, INC. (NASDAQ NM: ATRX) announced today that it has licensed the exclusive U.S. marketing rights for Atridox(R), Atrisorb(R)-Free Flow and Atrisorb(R)-D to CollaGenex Pharmaceuticals, Inc. (NASDAQ NM: CGPI), the leader in prescription dental product sales, following the negotiated return of marketing rights from Block Drug Corporation (Block), which was recently acquired by GlaxoSmithKline.

Under the terms of the CollaGenex agreement, Atrix will receive an up-front licensing fee of $1 million, a royalty on sales of the dental products, and a manufacturing margin from the production of the three products at its Fort Collins facility. As part of the transaction, Atrix will purchase $3 million of CollaGenex's common stock at a premium, the proceeds of which CollaGenex will use primarily to fund a revitalized marketing campaign for Atridox and the Atrisorb barrier products.


"We are excited to begin marketing these fine periodontal products to dental professionals," said Brian M. Gallagher, Ph.D., chairman, president and chief executive officer of CollaGenex. "We believe that our 120-person professional dental sales force can significantly increase the use of Atridox as the preferred local anti-microbial treatment for adult periodontitis. Many of our Periostat(R) prescribers already use Atridox, and the use of both products, along with a program of professional dental care, may provide optimal treatment for the millions of patients suffering from this disorder. We look forward to significantly extending the introduction of Atrix's periodontal products to the professional dental community and to a mutually-beneficial relationship with Atrix."

"We have been negotiating for the return of our dental products business from Block over the past six months," said David R. Bethune, Atrix's chairman and chief executive officer. "We are excited that these products will now be marketed by CollaGenex in the U.S. They are the only dental marketer with established expertise and a strong commitment to pharmaceutical dentistry, as evidenced by their innovative professional dental products such as the Periostat periodontal treatment."

Under the terms of the Block agreement, Atrix will reacquire marketing rights of the dental product for $7 million, of which $3.3 million will be paid upon execution of the agreement with the balance payable over four years out of net sales. Block will pay Atrix $3 million owed for the development and approval of

Atrisorb-D, a periodontal barrier product for gingival surgery. Finally, each party agreed to terminate all legal proceedings related to the Block agreement.

Atrix and CollaGenex anticipate that Atridox and the barrier products will be available for sale in the U.S. through CollaGenex beginning later this year.

ABOUT ATRIDOX, ATRISORB-FREE FLOW, and ATRISORB-D:

Atridox combines Atrix's Atrigel(R) drug delivery system with the antibiotic doxycycline to dramatically reduce the bacteria associated with periodontal disease. The periodontal treatment is applied as a gel to the affected area, where it conforms to the shape of the periodontal pocket and solidifies, releasing doxycycline over a period of about seven days as it bioabsorbs. Approved by the U.S. Food and Drug Administration in late 1998, Atridox is the first and only locally delivered antibiotic treatment for chronic adult periodontitis that has been proven effective as a stand-alone therapy that leads to significant improvements in both pocket depth and attachment level, the primary indicators of healing, as well as to reduced bleeding of the gums.

Atrisorb-Free Flow and Atrisorb-D are guided tissue regeneration barriers used following periodontal surgery to help the regenerative process of bone and other tissues destroyed by periodontal disease. The Atrisorb-D is the first barrier product to incorporate the antibiotic doxycycline to reduce bacterial growth on the barrier.

ABOUT PERIOSTAT AND COLLAGENEX:

Periostat, developed and marketed by CollaGenex, is the only medication that works by reducing the activity of the enzymes that destroy tooth and gum tissue. Taken orally twice a day, it is administered as an adjunct to scaling and root planing. Periostat is marketed to the U.S. dental community by the CollaGenex sales force composed of approximately 120 sales representatives and managers. Currently, the professional dental sales force also markets VIOXX(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain, and Dentaplex(TM), a unique formulation of vitamins and mineral supplements developed by CollaGenex and MediNiche, Inc. to promote oral health.

ABOUT ATRIX LABORATORIES:

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Atrix has strategic alliances with several pharmaceutical companies including recent collaborations with Pfizer, Elan Corporation plc, Sanofi-Synthelabo, Human Genome Sciences Inc., MediGene and the Novartis company
- Geneva Pharmaceuticals, to use its drug delivery technologies and expertise in the development of new products. Additional information is available on the Atrix Laboratories, Inc. Web site at http://www.atrixlabs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time.

                                      # # #